UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.___)


                         SteriGenics International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  85915R 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 8 pages


---------------------------------------                                        --------------------------------------
CUSIP NO.    85915R 10 5                                 13G                             Page 2 of 8 Pages
           ---------------
---------------------------------------                                        --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Arthur C. Rinsky, as Trustee of the Charles W. King, III Trust
----------- ---------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)  [ ]
                                                                                                        (b)  [X]
----------- ---------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States of America
----------- ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES   5          SOLE VOTING POWER
   BENEFICIALLY OWNED
   BY EACH REPORTING              0
     PERSON WITH       ---------- -----------------------------------------------------------------------------------
                       6          SHARED VOTING POWER

                                  907,054
                       ---------- -----------------------------------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                  0
                       ---------- -----------------------------------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                  907,054
-------------------------- ---------- -------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              907,054

----------- ---------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
----------- ---------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                              13.1%
----------- ---------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

                              IN
----------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 8 pages


---------------------------------------                                        --------------------------------------
CUSIP NO.    85915R 10 5                                 13G                             Page 3 of 8 Pages
           ---------------
---------------------------------------                                        --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Thomas C. Sorensen, as Trustee of the Charles W. King, III Trust
----------- ---------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)  [ ]
                                                                                                        (b)  [X]
----------- ---------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States of America
----------- ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES   5          SOLE VOTING POWER
   BENEFICIALLY OWNED
   BY EACH REPORTING              0
     PERSON WITH       ---------- -----------------------------------------------------------------------------------
                       6          SHARED VOTING POWER

                                  907,054
                       ---------- -----------------------------------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                  0
                       ---------- -----------------------------------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                  907,054
-------------------------- ---------- -------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              907,054

----------- ---------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
----------- ---------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                              13.1%
----------- ---------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

                              IN
----------- ---------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 8 pages

---------------------------------------                                        --------------------------------------
CUSIP NO.    85915R 10 5                                 13G                             Page 4 of 8 Pages
           ---------------
---------------------------------------                                        --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Charles W. King, III, as Trustee of the Charles W. King, III Trust
----------- ---------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)  [ ]
                                                                                                        (b)  [X]
----------- ---------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States of America
----------- ---------------------------------------------------------------------------------------------------------
    NUMBER OF SHARES   5          SOLE VOTING POWER
   BENEFICIALLY OWNED
   BY EACH REPORTING              0
     PERSON WITH       ---------- -----------------------------------------------------------------------------------
                       6          SHARED VOTING POWER

                                  907,054
                       ---------- -----------------------------------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                  0
                       ---------- -----------------------------------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                  907,054
-------------------------- ---------- -------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              907,054

----------- ---------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
----------- ---------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                              13.1%
----------- ---------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

                              IN
----------- ---------------------------------------------------------------------------------------------------------


                               Page 4 of 8 pages

-----------------------------------      ---------------------------------------
CUSIP NO.    85915R 10 5            13G             Page 5 of 8 Pages
           ---------------
-----------------------------------      ---------------------------------------

Item 1.

         (a) Name of Issuer:   SteriGenics International, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                                 4020 Clipper Court
                                 Fremont, CA  94538
Item 2.

         (a) Name of Person Filing:    Arthur C. Rinsky, Thomas C. Sorensen
                                       and Charles W. King, III, each in
                                       his capacity as Trustee of the
                                       Charles W. King, III Trust

         (b) Address of Principal Business Office or, if none, Residence:

             Arthur C. Rinsky                  Thomas C. Sorensen
             Gray Cary Ware & Freidenrich LLP  King Asset Management Corporation
             400 Hamilton Avenue               1999 South Bascom Avenue
             Palo Alto, CA  94301-1825         Suite 925
                                               Campbell, CA  95008

             Charles W. King, III
             416 Sand Hill Circle
             Menlo Park, CA 94025

         (c) Citizenship:      Arthur C. Rinsky:        United States of America
                               Thomas C. Sorensen:      United States of America
                               Charles W. King, III     United States of America

         (d) Title of Class of Securities:  Common Stock

         (e) CUSIP Number:     85915R   10   5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ]  Broker or Dealer registered under section 15 of the Act

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act

         (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act

         (d) [ ]  Investment   Company   registered   under  section  8  of  the
                  Investment Company Act

         (e) [ ]  Investment   Adviser  registered  under  section  203  of  the
                  Investment Advisers Act of 1940

                               Page 5 of 8 pages

-----------------------------------      ---------------------------------------
CUSIP NO.    85915R 10 5            13G             Page 6 of 8 Pages
           ---------------
-----------------------------------      ---------------------------------------

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss. 240.13d-1(b)(1)(ii)(F)

         (g) [ ]  Parent    Holding    Company,    in   accordance    with   ss.
                  240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h) [ ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         (a) Amount Beneficially Owned:907,054. These shares are held jointly by Mr. Rinsky, Mr. Sorensen and Mr. King, in their capacities as Trustees of the Charles W. King, III Trust.

         (b) Percent of Class: 13.1%, based on 6,939,846 shares outstanding on December 31, 1997.

         (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:  0

                  (ii) shared power to vote or to direct the vote: 907,054. Any two (2) Trustees of the Charles W. King, III Trust, acting together, have the shared power to vote or direct the vote of the 907,054 shares.

                  (iii) sole power to dispose or to direct the disposition of: 0

                  (iv) shared power to dispose or to direct the disposition of: 907,054. Any two (2) Trustees of the Charles W. King, III Trust, acting together, have the shared power to dispose or direct the disposition of the 907,054 shares.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

                               Page 6 of 8 pages

-----------------------------------      ---------------------------------------
CUSIP NO.    85915R 10 5            13G             Page 7 of 8 Pages
           ---------------
-----------------------------------      ---------------------------------------

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of the Group

         Not applicable

Item 10. Certification

         Not applicable


                               Page 7 of 8 pages

-----------------------------------      ---------------------------------------
CUSIP NO.    85915R 10 5            13G             Page 8 of 8 Pages
           ---------------
-----------------------------------      ---------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 9, 1998

                                                        /s/ Arthur C. Rinsky
                                                     ---------------------------
                                                     Arthur C. Rinsky, Trustee

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1998

                                                        /s/ Thomas C. Sorensen
                                                     ---------------------------
                                                     Thomas C. Sorensen, Trustee

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 5, 1998

                                                        /s/ Charles W. King, III
                                                   -----------------------------
                                                   Charles W. King, III, Trustee


                                    EXHIBIT A

         Agreement Between Arthur C. Rinsky, Thomas C. Sorensen and Charles W. King, III

         The  undersigned  declare and agree as of 10 February,  1998,  that the
Schedule 13G to which this Exhibit is attached is filed on behalf of each of them.


                                                        /s/ Arthur C. Rinsky
                                                   -----------------------------
                                                     Arthur C. Rinsky, Trustee

                                                        /s/ Thomas C. Sorensen
                                                   -----------------------------
                                                     Thomas C. Sorensen, Trustee

                                                        /s/ Charles W. King, III
                                                   -----------------------------
                                                   Charles W. King, III, Trustee


                                Page 8 of 8 pages